Exhibit 99.2

TOPS HOLDING LLC, TOPS MARKETS, LLC AND TOPS MARKETS II CORPORATION

ANNOUNCE TENDER OFFER AND CONSENT SOLICITATION FOR THEIR 8.875%

SENIOR SECURED NOTES DUE 2017

Williamsville, NY, May 26, 2015 - Tops Holding LLC (the “Company” or “Tops”), Tops Markets, LLC (“Tops Markets”) and Tops Markets II Corporation (“Tops Markets II” and, together with the Company and Tops Markets, the “Issuers”) announced today that they have commenced a cash tender offer (the “Offer”) for any and all of their $460 million outstanding aggregate principal amount of 8.875% senior secured notes due 2017 (CUSIP No. 89078W AD1) (the “Notes”).

In connection with the Offer, the Issuers are soliciting consents to proposed amendments to the indenture and related collateral documents governing the Notes that would (i) eliminate most of the restrictive covenants and eliminate certain events of default (the “Proposed Amendments”); and (ii) release all of the collateral securing the obligations under the Notes (the “Collateral Release,” and together with the Proposed Amendments, the “Proposed Amendments and Release”). Consents in respect of at least a majority in aggregate principal amount of the outstanding Notes are required to approve the Proposed Amendments and consents in respect of at least 75% in aggregate principal amount of the outstanding Notes are required to approve the Collateral Release.

The Offer will expire at 11:59 p.m., New York City time, on June 22, 2015, unless extended or earlier terminated (as amended or extended, the “Expiration Time”).

The total consideration for each $1,000 principal amount of the Notes validly tendered at or before 5:00 p.m. New York City time, on June 8, 2015 (such date and time, as may be extended, the “Consent Expiration”) and accepted for purchase will be $1,049.38 per $1,000 principal amount of Notes (the “Total Consideration”), which includes a payment of $30.00 per $1,000 principal amount of Notes tendered (the “Consent Payment”).

Holders who validly tender, and do not validly withdraw, their Notes and thereby provide their consents to the Proposed Amendments and Release at or before the Consent Expiration and whose Notes are accepted for purchase, will be eligible to receive the Total Consideration. Holders who validly tender, and do not validly withdraw, their Notes after the Consent Expiration, but at or before the Expiration Time and whose Notes are accepted for purchase, will be eligible to receive the Total Consideration less the Consent Payment (the “Tender Offer Consideration”). In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date on their purchased Notes up to, but not including, the applicable settlement date.

The Issuers currently expect the settlement date for Notes tendered before the Consent Expiration to be on or about June 9, 2015.

Holders are required to consent to the Proposed Amendments and Release in order to tender their Notes, and are not permitted to validly revoke a consent without validly withdrawing the previously tendered Notes to which the consent relates. Notes tendered can only be withdrawn, and related consents revoked, until 5:00 p.m., New York City time, on June 8, 2015 (the

“Withdrawal Time”), unless extended, except in certain limited circumstances where additional withdrawal rights are required by law. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction or waiver of certain conditions including: (1) consummation of a capital markets debt financing raising proceeds in an amount sufficient to fund a portion of the tender offer and related payments, (2) receipt of the consents necessary for the Proposed Amendments and Release and (3) certain other customary conditions. The Offer is not conditioned on the completion of the concurrent tender offer by Tops Holding Corp II for its 8.75% /9.500% Senior Notes due 2018.

The complete terms and conditions of the Offer and the related consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated May 26, 2015, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (866) 864-7964 (U.S. toll free) or, for banks and brokers, at (212) 269-5550.

The Issuers have engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the terms of the tender offer and consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. toll free) and 980 387 2113 (collect).

None of the Issuers, the dealer manager and solicitation agent or the depositary and information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the Proposed Amendments and Release.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

About Tops Holding Corporation

Tops is a leading supermarket retailer in the upstate New York, Pennsylvania and Vermont, with 159 full-service supermarkets operated under the Tops banner and one under the Orchard

Fresh banner, with an additional five franchise supermarkets. Supported by strong customer loyalty and attractive supermarket locations, Tops brand is widely recognized as a strong retail supermarket brand name in their market area. Tops is headquartered in Williamsville, New York and has over 15,000 associates.